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MET-COIL SYSTEMS CORPORATION
EXHIBIT 11 - COMPUTATION OF BASIC AND DILUTED
   EARNINGS PER SHARE
(In thousands, except per share amounts)


                                                                             Three Months Ended    Nine Months Ended
                                                                                 February 28,         February  28,
                                                                                1998       1997        1998      1997

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
Common shares outstanding, beginning of period                                3,116      3,127       3,152     3,031

Weighted average of common shares issued (purchased)                              1         12         (29)       97
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  WEIGHTED AVERAGE SHARES OUTSTANDING (BASIC)                                 3,117      3,139       3,123     3,128
=======================================================================================================================

Weighted average of dilutive shares attributable to:
  Stock options granted, computed using the treasury stock method                77          0          69         0
  Convertible preferred stock, computed using the "if converted" method           0          0           0         0
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  WEIGHTED AVERAGE NUMBER OF SHARES (DILUTED)                                 3,194      3,139       3,192     3,128
=======================================================================================================================

Net income (loss)                                                              $437    ($1,242)     $1,276     ($513)
Preferred stock dividends and accretion                                         160        117         480       351
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Net income (loss) applicable to common stock                                   $277    ($1,359)       $796     ($864)
=======================================================================================================================

Earnings (loss) per share:
  Basic                                                                       $0.09     ($0.43)      $0.25    ($0.28)
  Diluted                                                                     $0.09     ($0.43)      $0.25    ($0.28)